UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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IMH SECURED LOAN FUND, LLC
(Name of Registrant as Specified in Its Charter)

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND
LGM CAPITAL PARTNERS LLC
G. LOUIS GRAZIADIO III
WILLIAM R. LANG
TODD A. MIKLES
RONALD TUCEK
CLIFF RATLIFF
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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2

The Committee to Protect IMH Secured Loan Fund sent the following letter to members of IMH Secured Loan Fund, LLC:

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND

June 4, 2010

Dear Members of IMH Secured Loan Fund, LLC:

The current manager of your Fund, Investors Mortgage Holdings, Inc., has collected $93 million in fees while overseeing a total equity loss of more than $400 million of the $730 million originally invested by you, its members. Despite that unhappy track record – for which it blames “the market” – the current manager and its representatives are now bombarding you with calls and letters pressuring you to consent to the proposed “conversion transactions” that would result in the Fund buying the current manager’s company and giving its owners an estimated $17.9 million stake in a newly-formed corporation.  The current manager is proposing that the members of the Fund agree to do all of this, while the cost basis in your investment is reduced, which means you will likely pay more taxes on the sale of your investment.

You should also know that the current manager’s lawyers have filed a class action lawsuit in the federal court in Arizona against every member of the Fund—and that means you.  The lawsuit asks for a declaratory judgment that the current manager’s SEC filings do not violate the federal securities law and that its proposed conversion transactions do not constitute a breach of its fiduciary duty to act in your best interests.  If successful, it would bar you from exercising your right to complain about the proposals they are now pushing you to approve.  Does being sued by your manager make you wonder whether the transactions it is proposing are in your best interests?  We think it should.

The Committee to Protect IMH Secured Loan Fund has a clear and, we believe, far better alternative: reject those transactions and replace the current manager with LGM Capital Partners LLC. To protect the value of your investment, we urge you not to return any White consent cards you may receive from the current manager.  Instead, please complete, sign, date and return the enclosed BLUE consent card in the postage-paid envelope provided, or vote by telephone or by Internet TODAY.

We would like to provide you with some additional information about our proposed alternative:

1.	The Fund’s 97.7% default rate cannot and should not be ignored.

Under the current manager’s oversight, as of December 31, 2009, the Fund’s SEC filings disclose that the Fund’s loans have a default rate of 97.7%.  At December 31, 2009, (i) 50 of the Fund’s 55 loans with outstanding principal balances totaling $532 million were in default (of an outstanding principal amount of $544 million); (ii) 34 of the loans with outstanding principal balances totaling $347.1 million were past their respective scheduled maturity dates; (iii) 16 loans were in default as a result of delinquency on outstanding interest payments or have been deemed non-performing based on value of the underlying collateral in relation to the respective book value of the loan; (iv) the Fund had foreclosed on 22 properties as a result of borrowers’ defaults on loans issued by the Fund; and (v) the Fund was exercising lender’s remedies which could lead to its foreclosure upon 19 of the 50 loans in default and the Fund anticipates that similar actions will be taken on an additional 6 loans in its portfolio. Furthermore, IMH reported in its most recent 10-Q report that as of March 31, 2010 the Fund was down to 47 loans outstanding, with 46 of the 47 loans in default. At March 31, 2010, only one IMH loan was performing with a principal balance of $1.6 million!

The current manager asks you to ignore the 97.7% default rate as a product of the Fund’s strict definition of the term “default” and points out that the term “default” as defined by the Fund could mean that a loan is “one day past due.” In doing so, the current manager neglects to tell you the extent to which the Fund’s loans are actually in default.  Based on the substantial portion of the loans that are past their maturity date and for which foreclosure proceedings have commenced or are anticipated, it appears that the Fund’s default problems do not stem from loans that are “one day past due” or anywhere close to that.  We urge you not to ignore this staggering default rate and to see the current manager’s track record for what it is: a product of the current manager’s underwriting practices.  In fact, the current manager acknowledges that its underwriting standards may not have protected the Fund from loan defaults and that there is a risk that its underwriting standards did not reveal all material facts pertaining to the borrower and the collateral.  This is unacceptable!

Why would you want to reward this manager by buying its entity, having the Fund absorb all of the current manager’s expenses and costs and allowing the current manager to continue managing your remaining assets?

The current manager admits that it does not have a dedicated loan workout team and that it has limited experience in managing and developing real estate.  The current manager is proposing to loan itself out of this problem, by requesting your consent to provide them with a second chance to continue their investment in loans, of which the Fund anticipates a significant portion will continue to be in the form of non-performing and distressed commercial mortgage loans.  After considering the current manager’s track record of investing in commercial real estate mortgages with your investment, why would you continue to trust the current manager to make similar investments with your money?

We recognize that when you invested in the Fund, you were not making an investment in owned real estate and distressed mortgage assets.  However, under the oversight of the current manager, this is the position that the Fund finds itself in, and the Fund must adjust by appointing a new manager with experience in these areas.

2.	The Fund’s $400 million loss is real!

Under the current manager, the Fund has raised an aggregate of $730 million of capital from its members. As of December 31, 2009, the Fund has determined that the net asset value of the Fund was approximately $321.9 million.  This represents a loss of stockholders’ equity of more than $400 million under the current manager’s oversight.

The Fund has sent you a letter stating that the Fund has not lost $400 million, but instead, GAAP has required that the Fund take a non-cash loss reserve of that amount, which reflects an estimate if the Fund’s entire portfolio were sold in one day at calendar year end, 2009.  This is a distinction without meaning, and we believe that to present this loss of value as an accounting anomaly is misleading and confusing to the Fund’s members.  Any attempt to spin the Fund’s loss of over $400 million of the members’ investment as meaning otherwise is disingenuous.  Understand that the current manager does not seem to mind recognizing the $400 million loss and net asset value of $321.9 million as “real” when conducting its valuation for purposes of issuing shares to itself in the conversion transactions.  Similarly, investors in an initial public offering will likely not mind being able to invest in the Fund’s assets at a bigger discount, which would result in more dilution to the original investors.

3.	We believe a near-term IPO is a wishful fantasy.

The current manager’s strategy depends on the conversion of the Fund into a corporation followed by an IPO.  In fact, the manager would lead you to believe that you are voting on an IPO!    Beware: if you vote the manager’s white consent card, you are voting to reward the current manager with a buyout of its entity and only the hope and hype of an IPO.  We understand that you may feel trapped in this so-far unsuccessful investment and that the idea of an IPO as a way of recovering your investment may be appealing to you.  We urge you however not to let the current manager take advantage of these emotions by coupling the buyout of its business with an unrealistic liquidity event.  We believe that given the current financial climate, the Fund’s track record of having lost $400 million of your stockholders’ equity and the Fund’s 97.7% default rate, it is highly unlikely that the Fund will be able to consummate a successful initial public offering.  As the current manager has not committed to a minimum price at which it will conduct an IPO, even if it could be accomplished, an IPO would result in the dilution of existing investors’ interests by an undetermined amount.  We believe that given these factors, any investor willing to invest in the Fund through an initial public offering would require a steep discount to any valuation of the Fund.  This is a risky gamble for the Fund’s members to take:  there is absolutely no guarantee that the Fund can conduct a successful IPO and in fact, we believe that it is unlikely.  If an IPO is not successful:

➢	you will have acquired the current manager for $17.9 million of stock in your corporation;
➢	your ownership position in the Fund will have been diluted;
➢	cash from your corporation will be used to pay salaries to principals of the current manager;
➢	you will have given up important redemption rights that you are entitled to under the Fund’s operating agreement; and
➢	you will have lost the ability to utilize much of your tax losses.

and what will you have received in return?

We understand that the current manager may have told you that Jefferies & Co. is prepared to underwrite an IPO of the Fund immediately following the conversion transactions (if they are adopted), that a successful $200 million initial public offering is a near certainty and that the market price of the shares to be issued in the conversion transaction would be worth $35 within three years.  If any of these statements were true, they should have been included somewhere in the Fund’s 560-page consent solicitation/prospectus.  They do not appear anywhere in the Fund’s SEC filings. We believe this is the case because there is no commitment, let alone an underwriting agreement, from Jefferies to conduct an IPO, and no assurance as to an IPO valuation.  We challenge the current manager to show you in a public disclosure an underwriting agreement executed by Jefferies & Co. or any other underwriter.

In fact, the current manager’s own SEC filings admit that the Fund’s “current financial condition, the current state of the initial public offering market generally and other factors could make it difficult … to complete an initial public offering.”  Indeed, the prospectus goes on to say that “the actual amount of net proceeds to be raised from an initial public offering, the timing of an offering or whether an offering will occur at all cannot be determined at this time.”  So ask yourself this: given the current manager’s track record and the current market environment, and the fact that the current manager has not committed to a minimum price at which to conduct an IPO, are you willing to trust your investment and your tax benefits to the hope that an IPO will be successful?   We don’t think so, and neither should you!

4.
After losing $400 million of your stockholders’ equity and receiving over $93 million in fees, does the current manager now deserve to be bought out for a $17.9 million equity stake in your new corporation?

The current manager does not own any membership units in the Fund and the current manager’s principals own less than 1% of the Fund’s membership units. Yet, in the conversion transactions, the Fund’s principals will be issued approximately 5.3% of the fully-diluted shares in the new corporation, subject to downward adjustment in connection with a net loss to be incurred by the current manager in the first quarter of 2010, and the opportunity to receive up to 1,800,000 more shares as incentive compensation that are not subject to any transfer restrictions.  During the period from 2005 through 2009, the current manager received total fees of $93,027,000, of which $63,683,000 has been received just since 2007. Meanwhile, the value of the Fund has significantly decreased during this same period.  The Fund has stated that this consideration is expected to represent $17,900,000 in value, which in our opinion, is an excessive amount given the current manager’s track record with your investment. Indeed, the principals of the current manager will receive this new ownership without any new investment being made on their part, and only in exchange for the equity they hold in an entity that they have disclosed will realize a loss in the first quarter of 2010 and that has a track record of overseeing a steep decline in the value of your investment.  So what are you paying for?

As of May 17, 2010, the current manager estimated that the it and its affiliate to be purchased by the Fund would incur a consolidated net loss of approximately $1.4 million for the quarter ended March 31, 2010 and that the consolidated operating results will be at or near break-even for the second quarter ending June 30, 2010.  The current manager did not provide any further projections of its performance, nor did it provide any basis for its belief that it would break even in the second quarter.  In addition, the current manager only has $477,000 in cash.  In addition, according to its public filings, “substantially all revenue earned by the Manager has historically arisen from loans originated or modified on behalf of the Fund.”  With 97.7% of the Fund’s loans in default, and the Fund’s cash supply depleted, it appears that the current manager’s revenue prospects are bleak.  On the other hand, if the conversion transactions are adopted, in addition to the $17.9 million equity stake the current manager will have in your corporation, the Fund would absorb and be responsible for paying for all of the expenses of the current manager and for paying salaries to the principals of the current manager in amounts yet to be determined. Do you really think that the purchase of the advisor, the absorption of all of its expenses and the millions of dollars that have been, and will be, spent on the conversion transactions and an attempt to conduct an IPO will bring you closer to recovering your investment? This is likely only to have the effect of taking you further away from your existing structure and existing assets.  We believe that our plan to stabilize the Fund’s assets and regenerate cash flow can be done at a significantly lower cost to the Fund than the current manager’s proposal and with greater precision.  So, again we ask, what are you receiving in return for the $17.9 million equity stake the current manager will take in your corporation and the assumption of all of its expenses?

5.            The conversion transactions could be deemed a roll-up transaction.

The current manager conveniently has deemed that the conversion transactions do not constitute a “roll up” transaction as defined by the Fund’s operating agreement. If the transaction is a “roll-up” the Fund’s operating agreement requires an independent appraisal of the assets and entitles members’ to a choice of accepting the securities offered or receiving cash in an amount equal to the members pro-rata share of the appraised net asset value of the Fund.  The current manager admits in its SEC disclosure that it is possible that a court or other party could disagree with their determination that the conversion transactions are not a “roll-up,” which could subject the Fund to litigation and substantial legal and settlement costs.  Moreover, the Fund has disclosed that the uncertainty as to the outcome of litigation could prevent or delay the consummation of the conversion transactions, reduce the value of the new corporation, make it difficult to complete an IPO, if at all, and could distract the current manager from focusing their attention from managing the Fund’s business.  Are you willing to take this chance?

6.	The current manager’s business plan includes liquidating a significant portion of the Fund’s loans and real estate owned in the very near term.

LGM’s strategy is to work each individual asset in an effort to bring about its highest and best use through entitling properties, development of properties and joint ventured projects, all with the goal of returning more value to the Fund’s investors at less cost to the Fund.  Following our presentation of this plan to the Fund’s investors, the current manager quickly adopted and promised a similar plan.  The current manager’s recent change of heart and representations to the Fund’s investors directly contradicts their plan to liquidate a significant portion of the Fund’s assets as stated in their solicitation materials on file with the SEC.   We believe the Fund will not benefit from any plan involving the liquidation of any asset which does not take into account the asset’s highest and best use or is left to be executed by a manager that does not possess the experience, expertise or have the resources on hand to bring such a plan to fruition.

7.	The current condition of the Fund cannot be blamed solely on the general economic climate.

The current manager would like you to believe that the Fund’s weak economic condition is solely the result of the challenging economic climate and the financial crisis of the past several years.  While the Committee acknowledges that the financial crises of the past several years heavily impacted the real estate industry in the Fund’s primary markets, the Committee believes that the Fund has underperformed when compared to other similarly situated lenders.  The current manager has chosen to compare the Fund’s performance to that of the NAREIT mortgage REIT index, an index which tracks the performance of publicly traded real estate mortgage REITs (real estate investment trusts).  The NAREIT mortgage REIT index is comprised of both residential and commercial lenders having business plans that include the acquisition of commercial and residential mortgage securities from third parties as well as the origination of long term mortgage loans.  The current manager originated short term (typically 6 to 18 months, not to exceed 36 months), high interest loans commonly referred to as “hard money loans”, generally having a loan-to-value ratio of not more than 60% and typically for the development of both entitled and un-entitled land and for construction projects at various stages of completion.  Indeed, in its public filings, the Fund states that it “historically focused on construction loans.”  Therefore, the Committee believes a comparison to the NAREIT mortgage REIT index does not in fact provide an accurate measure of the Fund’s, and therefore the manager’s performance.

The Committee believes that a better indicator of the Fund’s performance is a comparison to the total national delinquency rate for construction loans.  The following chart shows the quarterly total delinquency rate of construction loans issued by U.S. banks and thrifts from the fourth quarter of 2007 through the fourth quarter of 2009.  As you can see, the total national delinquency rate of construction loans during the period between the fourth quarter of 2007 and the fourth quarter of 2009 ranged from 5.0% to 18.6%. During the periods ending 2006, 2007, 2008 and 2009 the Fund’s default rate was 5.4%, 26.1%, 36.9% and 97.7% respectively, which is far in excess of the market trend.

	Q4 07	Q1 08	Q2 08	Q3 08	Q4 08	Q1 09	Q2 09	Q3 09	Q4 09
Construction Loans1
Total Delinquency2	5.0%	7.2%	8.1%	9.6%	11.4%	14.5%	16.3%	17.9%	18.6%
Nonaccrual	2.9%	4.3%	5.7%	6.9%	7.7%	9.8%	12.1%	13.1%	14.3%

8.	LGM has a workable plan to address the Fund’s problems, without further dilution of your investment or elimination of your tax benefits.

LGM has a workable and well thought out plan to address the Fund’s problems.  LGM intends to maximize your investment in the Fund by focusing on the stabilization of the assets currently held by the Fund.  In addition, LGM acknowledges the Fund’s need to develop and manage the real estate that it now owns as a result of foreclosure of defaulted loans that were issued under the stewardship of the current manager.  In order to stabilize the Fund’s assets, LGM will first conduct an asset-by-asset evaluation of the Fund’s portfolio, which may include inspecting collateral, meetings with individual borrowers and guarantors, and reviewing the regulatory, engineering, construction and marketing status of specific properties.  Through this process, LGM will identify which loans can be modified into performing status or analyze alternatives to minimize losses and promote recoveries on those loans which are not suitable for restructuring, which could include the sale of these loans to third parties or foreclosing on the collateral securing such loans. Loan restructurings will facilitate borrowers’ resumption of interest payments and maximize cash flow to the Fund.  LGM plans to generate revenue for the Fund from four sources: (i) interest payments and fees on performing loans; (ii) income derived from the restructuring of non-performing loans; (iii) management of income producing real estate owned; and (iv) through profit participation in joint venture land development utilizing the contribution of entitled and un-entitled land in an effort to turn non-performing assets into performing assets.  In addition, subject to the completion of

1 Sources: FDIC, Foresight Analytics
2  Includes 30+ Days Past Due and Nonaccruals

satisfactory due diligence, LGM intends to provide a $5 million prime rate bridge loan to the Fund, to be used to pay expenses associated with the stabilization of the Fund’s assets.

Our objective is to recommence distributions to the Fund’s members and allow for the recommencement of member redemptions as provided under the Fund’s operating agreement as soon as practicable, and will depend on effective stabilization of the Fund’s assets and the generation of cash flow.  The recommencement of redemptions would provide you with the ability to liquidate your investment in the Fund if you so choose, while preserving any tax benefits that you may have accrued through your ownership of the Fund’s membership units.

9.	Do not be misled by the current manager’s misleading innuendo and propaganda.

The current manager recently sent you a letter in which they provided you with “half-statements,” “half-truths” and incomplete facts, all of which were designed to paint Messrs. Graziadio and Mikles in a negative light. For the Fund to impugn the character, integrity and personal reputation of Messrs. Graziadio and Mikles in this manner truly indicates the lengths to which the current manager will go to succeed at any cost in its attempt to have you approve its conversion transactions.  This is to be expected:  when management has failed, it is natural for them to attempt to discredit honorable people for bringing management’s failures to light.

If the current manager had taken the time to disclose to you the complete facts surrounding the statements that they made, you would quickly see that Messrs. Graziadio and Mikles have the background and qualifications to protect and grow the value of your investment.

For example, among the purported “revelations” about Mr. Graziadio that the Fund cites is the fact that in 1985 the FDIC sued Imperial Bank when Mr. Graziadio served on the board of Imperial’s holding company.  Yet the Fund does not tell you that the court found that the FDIC’s contentions were “meritless.”  More importantly for investors like yourself, while Mr. Graziadio served on its board, Imperial Bancorp engaged in a successful merger with Comerica Bank in 2001 to form the fourth largest bank in California for approximately $1.3 billion.  In addition, in 1996 Mr. Graziadio led the turnaround of VISTA 2000, Inc. (now Boss Holdings, Inc.) from the brink of bankruptcy to a currently profitable company.  Through active shareholder advocacy, Mr. Graziadio also was instrumental in the sale of Central Soya at a price of $24.25 per share, a premium of over 85% from the stock price at the time of his initial investment and the sale of Dorchester Gas Corporation, at a price of $22.50 per share, a premium of over 120% to the share price prior to Mr. Graziadio’s involvement with the company.

As for the preliminary “revelations” regarding Mr. Mikles that the Fund has cited to you, what they have not told you is that Mr. Mikles is a successful real estate investor and asset manager, who among other things, led Sovereign Capital Management’s successful effort to unseat the failed manager of DBSI Diversified Realty REIT.  The appointment of Sovereign as the new manager of the REIT was supported by the REIT’s investors and Mr. Mikles has been able to stabilize the fund, which was on the verge of collapse due to the mismanagement of the former manager.

These few examples tell you something about the quality of the current manager’s work product and the truthfulness of the communications they make to you.  Again, you should not be misled by misleading innuendo and propaganda.

10.	LGM will be the manager of the Fund for a fee that is aligned with the success of the Fund.

LGM is proposing to replace the current manager under a fee structure that is more aligned with the success of the Fund than the fee structure that the current manager intends to seek if the conversion transactions are not consummated.  The current manager has indicated that if the conversion transactions do not go forward, it may resign unless its management fee structure is changed to an asset management fee of 1.5% to 2.0% of the cost basis of the Fund’s total assets under management, and a carried interest fee of 20% of net earnings over a “to be specified” hurdle rate.

LGM is proposing a flat asset management fee of 2% of the audited year end total assets of the Fund and is not seeking any of the other fees that the current manager still intends to seek. LGM’s proposed fee structure will provide that all origination, processing, servicing, extension and other related fees previously paid by the borrowers to the manager will instead be paid to the Fund.  LGM is not seeking the 20% carried interest that the current manager intends to seek.  In addition, the Committee’s proposal would eliminate any payment from the Fund to the manager of 25% of certain late fees, penalties or net proceeds from the sales of foreclosed assets as currently allowed to the current manager.

Under LGM’s proposal, as the Fund’s total assets increase or decrease in value, the fees payable to LGM will increase or decrease proportionately.  Because it is directly related to how the Fund’s assets are valued at a given time and will adjust as the value increases or decreases, we believe that the Committee’s fee proposal aligns the interests of the Fund, the Fund’s members and LGM.  By way of comparison, because the current manager's proposed fee structure is based on the cost basis of the Fund’s assets, for the fiscal year ending December 31, 2009 the Fund would have paid the current manager an asset management fee of between $8,083,095 and $10,777,460, plus its 20% carried interest fee plus all origination, processing, surviving, extension and other related fees paid by borrowers.  Under LGM's proposed fee, the Fund would have only paid LGM a flat asset management fee of $6,755,920.

REPLACE THE CURRENT MANAGER; DON’T REWARD IT
FOR ITS POOR PERFORMANCE

You now have a choice!  We urge you to protect your investment by replacing the current manager with a seasoned team of finance, real estate and workout specialists who can turn the Fund around.  Your vote is extremely important.  To have your vote counted for the Committee’s proposals you will need to complete and return the enclosed BLUE consent card, or submit your vote by following the easy instructions to vote by telephone or by Internet.  We urge you to act promptly to ensure that you have a voice in deciding who will best serve your interests.

The Committee strongly urges members NOT to respond to any solicitation made by the Fund, the current manager or their solicitors and NOT to return a consent card approving the Fund’s proposals.

Thank you for your support.

Sincerely,

THE COMMITTEE TO PROTECT IMH SECURED LOAN FUND

PROTECT YOUR INVESTMENT!

Please Sign, Date and Return your BLUE Consent Card today.

DO NOT RETURN any White consent card you may receive from the current manager.

If you have already executed the White consent card,
you have every right to revoke consent by executing the BLUE Consent Card.

If you have any questions about how to execute your BLUE Consent Card,
Please call the firm assisting us with the solicitation:

INNISFREE M&A INCORPORATED
Toll-Free at 1-888-750-5834

ADDITIONAL INFORMATION

The Committee to Protect IMH Secured Loan Fund has filed with the Securities and Exchange Commission a definitive consent solicitation statement and accompanying consent card to be used to solicit (a) consent revocations from the members of IMH Secured Loan Fund, LLC, with respect to the conversion transactions proposed by the Fund and its current manager and (b) consents from the Fund’s members in support of the removal of the current manager, Investors Mortgage Holdings Inc., replacement of the current manager with LGM Capital Partners LLC and amendment of the Fund’s fee structure.  The definitive consent solicitation statement and accompanying consent card will be mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.

THE COMMITTEE STRONGLY ADVISES ALL MEMBERS OF THE FUND TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. SUCH CONSENT SOLICITATION STATEMENT IS AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE CONSENT SOLICITATION STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO:

Innisfree M&A Incorporated
Toll Free: 1-888-750-5834
Banks and Brokerage Firms Call Collect: 1-212-750-5833

The participants in the consent solicitation are LGM Capital Partners LLC, a Delaware limited liability company, and LGM Capital Partners LLC’s members, G. Louis Graziadio III, William R. Lang and Todd A. Mikles, as well as two members of the Fund, Ronald Tucek and Cliff Ratliff.  None of the participants has any direct or indirect interests in the matters to be acted upon pursuant to the consent solicitation other than as a member of the Fund or with respect to the proposal to elect and admit LGM Capital Partners LLC or its affiliate as the new manager of the Fund.  As of the date hereof, participants collectively own an aggregate of 25 membership units of the Fund, consisting of the following: (1) 20 membership units held by Ronald Tucek, of which LGM Capital Partners LLC owns the economic and beneficial ownership interest in 1 membership unit and (2) 5 membership units held by Cliff Ratliff.  More information about the participants and their interests is set forth in the definitive consent solicitation statement that has been filed by the Committee with the Securities and Exchange Commission and will be mailed to members of IMH Secured Loan Fund, LLC on or about June 4, 2010.